Exhibit 10.16

June 13, 2017

Karen M. Brennan

Dear Karen:

On behalf of Checkmate Pharmaceuticals, Inc. (the “Company”), I am pleased to offer you employment with the Company. The terms and conditions of your employment are set forth below in this letter (“Offer Letter”).

1.    Position. Your initial position with the Company will be Chief Operating Officer. This is a full-time position As Chief Operating Officer you will oversee and have responsibility for managing the Company’s clinical development efforts including quality and compliance. These responsibilities may evolve over time. You will report to me.

2.    Start Date. Your employment will begin on June 26, 2017 (“Start Date”), unless otherwise agreed to by you and the Company.

3.    Base Salary. The Company will pay you a base salary at the rate of $27,083.33 per month (which is equivalent to an annualized rate of $325,000 per year), payable in accordance with the Company’s standard payroll schedule and subject to applicable tax and other withholdings as required by law (“Base Salary”). Your Base Salary may be subject to periodic review (at least on an annual basis) and upward adjustments at the Company’s sole discretion.

4.    Bonus. You will be eligible to receive an annual cash performance bonus of up to 30% of your then-existing Base Salary (“Annual Bonus”). The award of the Annual Bonus is discretionary and will be subject to the Company’s assessment of your performance, as well as the Company’s corporate objectives and business conditions at the Company. The Annual Bonus also will be subject to your employment for the full period covered by the bonus and on the date the bonus is to be paid, approval by and adjustment at the discretion of the Company’s Board of Directors and the terms of any applicable bonus plan. The Company expects to review your job performance on an annual basis and to discuss with you the criteria that the Company will use to assess your performance for bonus purposes. The Company also may increase the targeted amount of your annual performance bonus above 30% in the Company’s sole discretion.

5.    Incentive Equity Awards. Subject to your acceptance of this Offer Letter and the Employee Confidentiality Agreement, the Board of Directors has approved a stock option grant to you for 539,500 shares of the Company’s common stock vesting over four years, assuming continued employment or service, with the first twenty-five percent (25%) vesting on the twelve (12) month anniversary of your Start Date, and the remaining vesting in equal monthly installments over the following thirty-six (36) months.

6.    Benefits. You will be eligible to participate in the Company’s employee benefits and insurance programs generally made available from time to time to its full-time employees, in accordance with, and provided you are eligible under, the plan documents governing those programs. You will receive a copy of benefit plan documents and personnel policies and procedures when you begin your employment with the Company. You will also be eligible for up to 15 days of paid vacation per year, which shall accrue on a prorated basis in accordance with the Company’s vacation policy as in effect from time to time. The Company reserves the right to modify or terminate any or all of its benefit plans or policies at any time at its discretion.

7.    Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement. As a condition of employment, you also will be required to sign an Employee Confidentiality Agreement, a copy of which is enclosed.

8.    Representation Regarding Other Obligations. This offer of employment from the Company is conditioned on your representation that you are not bound by the terms of any agreement with any previous employer or other party (i) to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of your employment with the Company, (ii) to refrain from competing, directly or indirectly, with the business of such previous employer or any other party, and (iii) to refrain from soliciting employees, customers or suppliers of such previous employer or other party, in any case of (i), (ii) or (iii) that would (a) prevent or restrict you in carrying out your responsibilities for the Company, (b) affect your ability to devote full time and attention to your work at the Company, or (c) be inconsistent in any way with the terms of this Offer Letter. If you have entered into any agreement that may restrict your activities on behalf of the Company, please immediately notify me and then please provide me with a copy of the agreement as soon as possible. You further represent that your adherence to all the terms of this Offer Letter and the performance of your duties as an employee of the Company do not and will not conflict with or breach any agreement with any prior employer or other party’ to which you are a party (including without limitation any nondisclosure or non-competition agreement), and that you will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

9.    Taxes. All forms of compensation referred to in this Offer Letter are subject to all applicable federal, state and/or local withholding and/or payroll taxes, and the Company may withhold from any amounts payable to you in order to comply with such withholding obligations. You hereby acknowledge that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its board of directors related to tax liabilities arising from your compensation.

10.    Interpretation, Amendment and Enforcement. This Offer Letter, the Employee Noncompetition, Non-Solicitation, Confidentiality and Assignment Agreement, and any plans and agreements applicable to the incentive equity awards referred in Section 5 of this Offer Letter constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. The terms of this Offer Letter will be governed by statutes and common law of The Commonwealth of Massachusetts. You and the Company hereby irrevocably submit to and acknowledge and recognize the exclusive personal jurisdiction of the federal and state courts located in The Commonwealth of Massachusetts in connection with any dispute or any claim related to this Offer Letter.

11.    Other Terms. Your employment with the Company will be on an “at will” basis. In other words, you or the Company may terminate your employment for any reason and at any time, with or without cause. Although your job duties, title, compensation and benefits, as well as the Company’s benefit plans and personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Company.

In the event of the termination of your employment for any reason, the Company shall pay you the Accrued Obligations, defined as (1) your then-existing Base Salary through the date of termination, (2) an amount equal to the value of your accrued unused vacation days, and (3) the amount of any expenses properly incurred by you on behalf of the Company prior to any such termination and not yet reimbursed. In addition, in the event the Company terminates your employment without Cause or you resign for Good Reason (both as defined below), the Company shall provide you with the following Termination Benefits:

(i)

continuation of your then-existing Base Salary for a period of nine (9) months after the date of termination at the salary rate then in effect (“Salary Continuation Payments”) (solely for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, each Salary Continuation Payment is considered a separate payment); and

(ii)

If the date of termination occurs within the twelve (12) month period immediately following a Sale of the Company (as defined below), one hundred percent (100%) of the then unvested incentive equity awards shall accelerate and shall become vested effective as of the date of termination.

Notwithstanding anything to the contrary in this Offer Letter, you shall not be entitled to any Termination Benefits unless within sixty (60) days of the date of termination, you first (i) enter into, do not revoke, and comply with the terms of a separation agreement in a form acceptable to the Company which shall include a release against the Company and related persons and entities; (ii) resign from any and all positions, including, without implication of limitation, as a director, trustee, and officer, that you then hold with the Company and any affiliate of the Company; and (iii) return all Company property and comply with any instructions related to deleting and purging duplicates of such Company property. The Salary Continuation Payments shall commence within thirty (30) days after the date of termination and shall be made on the Company’s regular payroll dates; provided, however, that if the thirty (30) day period begins in one calendar year and ends in a second calendar year, the Salary Continuation Payments shall begin to be paid in the second calendar year. In the event you miss a regular payroll period between the date of termination and first Salary Continuation Payment, the first Salary Continuation Payment shall include a “catch up” payment. For the avoidance of doubt, you shall not be entitled to any Termination Benefits if the Company terminates you for Cause or you resign without Good Reason.

“Cause” means any of the following: (i) dishonesty, embezzlement, misappropriation of assets or property of the Company; (ii) gross negligence, misconduct, neglect of duties, theft, fraud or breach of fiduciary duty to the Company; (iii) violation of federal or state securities laws; (iv) your breach of this Offer Letter, the Confidential Information Agreement or any other agreement between you and the Company; (v) the conviction of a felony, or any crime involving moral turpitude, including a plea of guilty or nolo contendre;

“Good Reason” means that you have complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following actions undertaken by the Company without your express prior written consent: (i) the material diminution in your responsibilities, authority and function; (ii) any reduction in your Base Salary, provided, however, that Good Reason shall not be deemed to have occurred in the event of a reduction in your Base Salary that is pursuant to a salary reduction program affecting all of the senior level management of the Company and that does not adversely affect you to a greater extent than other similarly situated executives; (iii) a material change in the geographic location at which you must regularly report to work and perform services, except for required travel on the Company’s business; or (iv) any breach by the Company of the Offer Letter (including, without limitation, the failure of the Company to pay any compensation or provide equity otherwise due to you). “Good Reason Process” means that (i) you have reasonably determined in good faith that a “Good Reason” condition has occurred; (ii) you have notified the Company in writing of the first occurrence of the Good Reason condition within sixty (60) days of the first occurrence of such condition; (iii) you have cooperated in good faith with the Company’s efforts, for a period not less than thirty (30) days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) you terminate your employment within sixty (60) days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

“Sale of the Company” means either: (a) a transaction or series of related transactions in which a Person, or a group of related Persons, acquires from the Members Units representing more than fifty percent (50%) of the outstanding voting power of the Company (a Unit Sale); or (b) a transaction that qualifies as a Capital Transaction (terms not otherwise defined to be defined as in the Company’s Operating Agreement).

In addition, this offer is subject satisfactory background and reference checks. You agree to provide to the Company, within three (3) days of your hire date, documentation of your eligibility to work in the United States of America, as required by the Immigration Reform and Control Act of 1986. You may need to obtain a work visa in order to be able to work in the United Sates. If that is the case, your employment with the Company will be conditioned upon your obtaining a work visa in a timely manner as determined by the Company.

The entire Checkmate team and I are excited about the prospect of having you join the Company and to working with you to grow this enterprise. We look forward to receiving a response from you within one week acknowledging, by signing below, that you have accepted this offer of employment.

Very truly yours,

/s/ Arthur M. Krieg, MD

Arthur M. Krieg, MD President & CEO

I have read and accept this employment offer:

/s/ Karen M Brennan
Signature

Dated:	June 15, 2017

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